Exhibit 99.1

Marsh McLennan 1166 Avenue of the Americas New York, New York, 10036-2774 T +212 345 5000

News release

Media contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

Marsh McLennan Announces Pricing of $600 Million Senior Notes Offering

NEW YORK, March 6, 2023 — Marsh McLennan (NYSE: MMC) (the “Company”) announced today that it has priced $600,000,000 aggregate principal amount of its 5.450% Senior Notes due 2053 (the “Notes”). The Company intends to use the net proceeds from the Notes offering for general corporate purposes. The closing of the Notes offering is expected to occur on March 9, 2023, subject to the satisfaction of certain customary closing conditions.

Barclays Capital Inc., HSBC Securities (USA) Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers for the Notes.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission (the “SEC”). The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering. Before you invest, you should read the prospectus supplement and the base prospectus for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies may be obtained from any of the underwriters at (i) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847; (ii) HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, NY 10018 or by telephone at 1-866-811-8049 or (iii) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by telephone at 1-866-718-1649.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Marsh McLennan

Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in over 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and identify and capitalize on emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the future of work, shape retirement and investment outcomes, and advance health and well-being for a changing workforce. Oliver Wyman Group serves as a critical strategic, economic and brand advisor to private sector and governmental clients.